EXHIBIT 23.1

                          INDEPENDENT AUDITORS'CONSENT

      We consent to the incorporation by reference in this Registration Statement of Public Service Enterprise Group Incorporated (the "Company") on Form S-8 of our report dated February 7, 2003, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2002 (which contains explanatory paragraphs for the adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" and Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets").

Deloitte & Touche, LLP

/s/ Deloitte & Touche, LLP

Parsippany, New Jersey
June 20, 2003